Exhibit 99.(d)(vi)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this 26th day of September 2023, by and between, Charles Schwab Investment Management, Inc. (“CSIM”), and Columbia Management Investment Advisers, LLC (“Sub-Adviser”).

WHEREAS, Schwab Capital Trust, a Massachusetts business trust (“Company”), is an open-end, management investment company registered under the Investment Company Act of 1940 (“1940 Act”), consisting of several series, each having its own investment objective and policies; and

WHEREAS, Company has entered into an Investment Advisory and Administration Agreement with CSIM pursuant to which CSIM acts as investment manager to Company (“Management Agreement”); and

WHEREAS, CSIM, acting with the approval of Company, wishes to retain Sub-Adviser to provide discretionary investment advisory services (“Services”) with respect to a portion of each series of the Company identified on Schedule A hereto, as may be amended from time to time, (each a “Fund”) that may be allocated by CSIM for management by the Sub-Adviser from time to time, together with all income earned on those assets and all realized and unrealized capital appreciation related to those assets (for each Fund, the “Managed Assets”), and Sub-Adviser is willing to render the Services.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties agree as follows:

1.                                  APPOINTMENT. CSIM appoints Sub-Adviser to provide the Services for the period and term set forth in this Investment Sub-Advisory Agreement, as it may be amended from time to time (“Agreement”). Sub-Adviser accepts such appointment and agrees to render the Services as provided herein.

2.                                  DUTIES OF SUB-ADVISER.

(a)        Subject to supervision of the Company, the Board of Trustees (“Trustees”) and CSIM (collectively “Fund Parties”), Sub-Adviser shall be responsible for managing the investment and reinvestment of the Managed Assets and determine in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to be retained in cash, and shall not be responsible for providing investment advice to any other portion of a Fund. In performance of its duties and obligations under this Agreement, Sub-Adviser shall not consult with any other sub-adviser to a Fund concerning the Managed Assets, except to the extent permitted under the 1940 Act, or any rule, regulation or order thereunder. Sub-Adviser will use the same skill and care in providing the Services to each Fund as it utilizes in providing investment advisory services to other fiduciary accounts for which it has investment responsibilities. Sub-Adviser will provide Fund Parties with records concerning Sub-Adviser’s activities that Fund Parties are required to maintain, and regular reports concerning Sub-Adviser's performance of the Services.

(b)        Unless CSIM provides written instructions to the contrary, CSIM will review all proxy solicitation materials and will exercise any voting rights associated with securities comprising the Managed Assets pursuant to its proxy voting policy and guidelines, and Sub-Adviser shall have no duty to vote any proxies associated with securities comprising the Managed Assets.

(c)        Sub-Adviser will provide assistance to Company, Charles Schwab & Co., Inc. (“Distributor”) and CSIM (collectively “Schwab Parties”), as may be reasonably requested by such parties, in connection with the offering, sale and marketing of Fund shares. Such assistance will include, without limitation: (i) review of information related to Sub-Adviser included in offering, marketing and sales materials; (ii) attendance and participation at internal and external conferences (including in-person, telephonic and video), conventions, road shows and other sales or educational meetings; and (iii) provision of discussion, analysis and commentary and market and performance data for filings with the Securities and Exchange Commission (“SEC”) and web and other medium based marketing and advertising.

(d)        CSIM hereby acknowledges that the Sub-Adviser is not responsible for pricing portfolio securities. Notwithstanding the foregoing, the Sub-Adviser and CSIM agree that, upon the request of Company or CSIM, Sub-Adviser shall reasonably assist CSIM in obtaining prices for portfolio securities and, to the extent it may lawfully do so, provide CSIM with reasonable information, data or analyses in its possession. CSIM acknowledges that any such information, data or analyses may be proprietary to Sub-Adviser or otherwise consist of nonpublic information, agree that nothing in this Agreement shall require Sub-Adviser to provide any information, data or analysis in contravention of applicable legal or contractual requirements, and agree to use any such information only for the purpose of pricing portfolio securities and to maintain their confidentiality.

(e)        Sub-Adviser will discharge the foregoing responsibilities subject to the supervision of Fund Parties, and in compliance with the following: (i) such policies as Fund Parties may from time to time establish, including but not limited to, any guidelines that have been provided by Fund Parties to Sub-Adviser from time to time; (ii) Company’s Prospectus and Statement of Additional Information (“Prospectus and SAI”); (iii) Company’s Declaration of Trust and By-Laws; (iv) 1940 Act; (v) the Investment Advisers Act of 1940, as amended (“Advisers Act”); (vi) any exemptive or other relief granted by the SEC to the Company or available to the Company; (vii) the Internal Revenue Code of 1986, as amended (“Code”); (viii) the Commodities and Exchange Act (“CEA”); and (ix) any other applicable laws. If a conflict in policies referenced herein occurs, the Prospectus and SAI will control.

(f)         Sub-Adviser agrees to perform such duties at its own expense and to provide the office space, furnishings and equipment and the personnel required by it to perform the Services on the terms and for the compensation provided herein. Sub-Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for a Fund, Custodian (as defined below) fees, interest, taxes and other Fund expenses.

3.                       DUTIES OF CSIM. CSIM will continue to have responsibility for all services to be provided to a Fund pursuant to the Management Agreement and will oversee and review Sub-Adviser's performance of the Services. CSIM will furnish to Sub-Adviser current and complete copies of the Declaration of Trust and By-laws of Company, the current Prospectus and SAI, any policies referred to in Section 2(e) that Fund Parties may from time to time establish, and any exemptive or other relief granted by the SEC to the Company or available to the Company referred to in Section 2(e) and with which Sub-Adviser should comply, as each of those documents may be supplemented or amended from time to time. CSIM will periodically provide to Sub-Adviser a list of the affiliates of CSIM or the Fund to which investment and/or trading restrictions apply, and will specifically identify in writing (a) all publicly traded companies that issue securities in which the Fund may not invest, together with ticker symbols for all such companies, and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by Sub-Adviser. Neither Sub-Adviser nor any of its directors, officers, partners, principals, employees or agents shall have responsibility whatsoever for, and shall incur no liability on account of (i) diversification, selection or establishment of such investment objectives, policies and restrictions of the Fund, (ii) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund, (iii) registration of the Fund with any government or agency, (iv) administration of the plans and trusts investing in the Fund, or (v) overall Fund compliance with requirements of the 1940 Act and Subchapter M of the Code, relating to percentage limitations applicable to the Fund’s assets that would require knowledge of the Fund’s holdings other than the assets subject to this Agreement; provided, however, Sub-Adviser will provide CSIM with reasonable assistance, upon request, in order to facilitate CSIM’s obligations with respect to these activities.

4.                                  CUSTODY. Company will designate one or more custodians to hold the Managed Assets (“Custodian”) in the name of each Fund, and one or more fund accountants to maintain all books and records related to the Managed Assets (“Fund Accountant”). Each custodian will be responsible for the custody, receipt and delivery of securities and other assets of a Fund including the Managed Assets, and Sub-Adviser will have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of a Fund. In addition, (i) Sub-Adviser will not be liable for any act or omission of the Custodian; (ii) Sub-Adviser may give instructions to the Custodian in writing or orally and confirmed in writing as soon as practicable thereafter; and (iii) CSIM will instruct the Custodian to provide Sub-Adviser and/or its designees with such periodic reports (paper or electronic) concerning the status of a Fund as Sub-Adviser may reasonably request from time to time. The records provided by the Custodian shall be the official records of the Funds, and the Sub-Adviser shall not be responsible for the accuracy of such records. CSIM will notify Sub-Adviser as to the name of (and other necessary details about) the Custodian and the Fund Accountant, and shall not change the Custodian or Fund Accountant without giving Sub-Adviser reasonable prior notice of its intention to do so together with the name and other relevant information with respect to the new custodian or fund accountant. Sub-Adviser will provide to the Custodian and Fund Accountant on each business day, information relating to all transactions in the Managed Assets and will provide such information to Fund Parties upon request. Sub-Adviser will make all reasonable efforts to notify Custodian and Fund Accountant of all trades to brokers for the Managed Assets by 9:00 am EST on the day following the trade date and will affirm the trade to the Custodian and Fund Accountant before the close of business one business day after the trade date.

5.                                  PORTFOLIO TRANSACTIONS.

(a)        Sub-Adviser is authorized to select brokers or dealers that will execute the purchases and sales of portfolio securities and other property for a Fund in a manner that implements the policy with respect to brokerage set forth in the Prospectus and SAI, or as Fund Parties may direct from time to time, and in conformity with the federal securities laws.

(b)        In effecting transactions for a Fund and selecting brokers or dealers, Sub-Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms for any transaction, Sub-Adviser will consider any factors that it deems relevant, including price paid for the security, commission paid for the transaction, clearance, settlement, reputation, financial strength and stability, efficiency of execution and error resolution, block trading and block positioning capabilities, willingness to execute related or unrelated difficult transactions and order of call.

(c)        Consistent with any policies established by Fund Parties (as described in the then-current SAI (or other document) as provided to the Sub-Adviser by CSIM) and in compliance with the Prospectus and SAI and 1940 Act, Sub-Adviser is authorized, in its discretion, to utilize the services of a broker or dealer that provides brokerage or research services (as those terms are defined in, and in accordance with, Section 28(e) of the Securities Exchange Act of 1934, as amended). To the extent permitted by law, and consistent with its obligation to seek best execution, Sub-Adviser may execute transactions or pay a broker-dealer a commission, spread or markup in excess of that which another broker-dealer might have charged for executing a transaction provided that Sub-Adviser determines, in good faith, that the execution is appropriate or the commission, spread or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or Sub-Adviser’s overall responsibilities with respect to the Fund and other clients for which it acts as investment adviser.

(d)        In no instance will Sub-Adviser cause Managed Assets to be purchased from or sold to Distributor, CSIM, Sub-Adviser or any affiliated person of either Company, Distributor, CSIM, or Sub-Adviser (collectively “Related Parties”), except to the extent permitted by the 1940 Act or any exemptive or other relief granted by the SEC. Sub-Adviser will not execute any transactions with brokers or dealers that are Related Parties without the prior written approval of CSIM. The parties agree that this provision shall only apply to the extent CSIM has informed Sub-Adviser of the Related Parties in relation to Company, Distributor, and CSIM.

(e)        Consistent with any policies established by Fund Parties (as described in the then-current SAI (or other document) as provided to the Sub-Adviser by CSIM), Sub-Adviser may, but is under no obligation to, aggregate orders for purchase or sale of Managed Assets with similar orders being made concurrently for other accounts managed by Sub-Adviser, if, in Sub-Adviser's reasonable judgment, such aggregation will result in an overall economic benefit to Fund, taking into consideration the transaction price, brokerage commission and other expenses. In any single transaction in which purchases or sales of securities of any issuer for the account of a Fund are aggregated with other accounts managed by Sub-Adviser, the actual prices applicable to the transaction will be averaged among the accounts for which the transaction is effected, including the account of the Fund.

(f)         Sub-Adviser shall not be responsible or liable for any act or omission of any broker-dealer selected with due care; provided, however, if any such broker-dealer should fail to deliver any necessary documents or to complete any transaction, the Sub-Adviser will take all reasonable steps on behalf of the Fund to procure the relevant broker-dealer to rectify such failure or obtain compensation from the relevant broker-dealer if other attempts by the Sub-Adviser to rectify the situation fail.

6.                                  COMPENSATION OF SUB-ADVISER. For the Services provided and expenses assumed by Sub-Adviser under this Agreement, CSIM will pay to Sub-Adviser compensation at the rate specified in Schedule B, as may be amended from time to time. Such compensation will be paid at the times and on the terms set forth in Schedule B. All rights of compensation under this Agreement for Services performed as of the termination date will survive the termination of this Agreement. Except as otherwise prohibited by law or regulation, Sub-Adviser may, in its discretion, from time to time, waive a portion of its compensation.

7.                                  REPORTS.

(a)        Sub-Adviser will provide written quarterly reports to Fund Parties regarding the Managed Assets. CSIM will specify the information to be included in such quarterly reports. Sub-Adviser will make available to Fund Parties any economic, statistical and investment services that Sub-Adviser makes available to its other institutional clients.

(b)        Sub-Adviser will promptly communicate to Fund Parties any information relating to transactions in the Managed Assets, as Fund Parties may reasonably request.

(c)        Sub-Adviser will promptly notify Fund Parties of any financial or regulatory condition that is likely to impair the ability of Sub-Adviser to perform the Services. In addition, Sub-Adviser will as soon as practicable, notify Fund Parties of any intended change in control of Sub-Adviser and of any intended change in portfolio or senior management, as far in advance of such change as possible.

(d)        Sub-Adviser will make its employees, including a Fund’s portfolio manager(s), available to meet with Fund Parties quarterly, in person or via conference or video calls, at such times and places as Fund Parties may reasonably request, including at quarterly and special meetings of the Trustees.

8.                      REPRESENTATIONS.

(a)       CSIM (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to the Sub-Adviser; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and (vii) will promptly notify Sub-Adviser (1) of the occurrence of any event that would disqualify CSIM from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise or (2) if the Fund has ceased to qualify as a regulated investment company under Subchapter M of the Code.

(b)       The Fund is and will continue to be the owner of all assets for which CSIM delegates investment discretion to Sub-Adviser from time to time, and there are and will continue to be no restrictions on the pledge, hypothecation, transfer, sale or public distribution of such assets.

(c)       The Trustees have approved the appointment of Sub-Adviser pursuant to this Agreement.

(d)       CSIM is establishing and will be maintaining the Fund’s account with Sub-Adviser solely for the purpose of investing the relevant assets and not with a view to obtaining information regarding investment decisions in order to effect securities transactions based upon such information or to provide such information to another party, and CSIM and its employees, officers and directors shall not use account information in order to effect securities transactions based upon such information or to provide such information to another party.

(e)       the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by CSIM and when so executed and delivered, this Agreement will be the valid and binding obligation of CSIM in accordance with its terms.

(f)        Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not an affiliated person of CSIM or of the Fund within the meaning of Section 2(a)(3) of the 1940 Act (other than by virtue of serving as a Subadviser to the Fund); (iii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iv) has appointed a Chief Compliance Officer under Rule 206(4)-7 of the Advisers Act; (v) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, correct promptly any violations that have occurred, and will provide prompt notice of any material violations relating to the Fund to CSIM; (vi) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (vii) has the authority to enter into and perform the services contemplated by this Agreement; and (viii) will promptly notify CSIM (1) in the event that Subadviser becomes an affiliated person of CSIM or of the Fund within the meaning of Section 2(a)(3) of the 1940 Act; (2) of the occurrence of any event that would disqualify Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act, (3) if it believes that the Fund has ceased to qualify as a regulated investment company under Subchapter M of the Code, and (4) of any material fact known to Sub-Adviser respecting or relating to Subadviser that is not contained in the Prospectus, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement relating to Sub-Adviser contained therein that becomes untrue in any material respect.

(g)       Sub-Adviser has provided CSIM with a copy of a document intended to address the disclosures specified in Form ADV Part 2A. CSIM acknowledges that, under Rule 204-3 under the Advisers Act, as amended, to the extent Sub-Adviser’s only clients are registered investment companies, Sub-Adviser is not required to file a Form ADV, Part 2A, with the SEC.

(h)       Sub-Adviser will promptly notify CSIM of any changes in the controlling shareholder, in the key personnel who are either the portfolio manager(s) responsible for the Fund or the Chief Executive Officer of Sub-Adviser, or if there is otherwise an actual change in control or management of Sub-Adviser.

(i)        the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by Sub-Adviser and when so executed and delivered, this Agreement will be the valid and binding obligation of Sub-Adviser in accordance with its terms.

9.                                  STATUS OF SUB-ADVISER. Sub-Adviser is and will continue to be registered under the Advisers Act. The Services of Sub-Adviser to Company for each Fund are not to be deemed exclusive, and Sub-Adviser is free to render similar services to others so long as its Services to the Fund are not impaired thereby. Sub-Adviser is and will continue to be an independent contractor and, unless otherwise expressly provided or authorized (including as provided in this Agreement), has no authority to act for or represent Company in any way or otherwise act as agent of Company.

10.                              CODE OF ETHICS. Sub-Adviser will furnish to Fund Parties a current copy of its code of ethics that complies with the requirements of Rule 17j-1 under the 1940 Act. Upon written request of CSIM, Sub-Adviser will permit Fund Parties to examine the reports made by Sub-Adviser pursuant to Rule 17j-1 and other records relevant to Sub-Adviser’s code of ethics. Sub-Adviser will provide an annual certification to Fund Parties certifying that there have been no material violations of Sub-Adviser’s code of ethics or, if such violations have occurred, that appropriate actions have been taken in response to such violations.

11.                               CERTAIN RECORDS.

(a)       Sub-Adviser will maintain all books and records with respect to transactions involving the Managed Assets required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act. Sub-Adviser will provide to Fund Parties periodic and special reports, balance sheets, profitability analyses, financial information, and such other information with regard to Sub-Adviser’s affairs only as they relate to the management of the Fund, as Fund Parties may reasonably request, including any information requested by Fund Parties to assist the Trustees in evaluating the terms of this Agreement and any renewal thereof under Section 15(c) of the 1940 Act.

(b)       Sub-Adviser will keep the books and records relating to the Managed Assets required to be maintained by Sub-Adviser under this Agreement and will timely furnish to Fund Parties all information relating to Sub-Adviser's Services under this Agreement needed by Fund Parties to keep the other books and records of the Company required by Rule 31a-1 under the 1940 Act. Sub-Adviser will also furnish to Fund Parties any other information relating to the Managed Assets that must be filed by Company with the SEC or sent to shareholders under the 1940 Act, and any exemptive or other relief granted by the

SEC. Sub-Adviser agrees that all records that it maintains on behalf of Company are property of Company and Sub-Adviser will surrender promptly to Company any of such records upon Fund Parties’ request; provided, however, Sub-Adviser may retain a copy of such records. In addition, Sub-Adviser will preserve for the periods prescribed by Rule 31a-2 under 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and will transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to CSIM).

12.                     LIMITATION OF LIABILITY OF SUB-ADVISER. Sub-Adviser will not be liable for any claims, liabilities, damages, costs or losses, including losses resulting from diminution in value of any investments held in the Funds, (collectively “claims”) arising out of this Agreement, except to the extent such claims arise out of: (a) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (b) Sub-Adviser’s breach of this Agreement. Nothing in this Section 12 will be deemed a waiver or limitation of any obligation or duty that may not by law be waived or limited. Without limiting the foregoing, Sub-Adviser does not assume responsibility for the accuracy of information furnished to it by Fund Parties, the Custodian or brokers.

13.                               INDEMNIFICATION.

(a)      Sub-Adviser will indemnify and hold harmless Fund Parties, their affiliates and their respective employees, officers and directors for any loss, liability, cost, damage or expense, including reasonable attorneys’ fees and costs, arising out of or in connection with this Agreement to the extent such claims arise out of: (i) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser’s breach of this Agreement.

(b)      CSIM will indemnify and hold harmless Sub-Adviser, its affiliates, and their respective employees, officers and directors for any loss, liability, cost, damage or expense, including reasonable attorneys’ fees and costs, arising out of or in connection with this Agreement, except to the extent such claims arise out of: (i) Sub-Adviser’s negligence, bad faith or willful misfeasance; or (ii) Sub-Adviser’s breach of this Agreement.

14.                              CONFIDENTIALITY. The Mutual Confidentiality and Non-Disclosure Agreement by and between Sub-Adviser and CSIM, its parent and their respective affiliates, joint venturers, and subsidiaries, dated August 3, 2023 (“Confidentiality Agreement”) previously entered into between the parties is attached hereto as Schedule C and incorporated herein by reference. The Confidentiality Agreement will remain in effect throughout the term of this Agreement and all references therein to the Business Arrangement or the Analysis shall be deemed to apply to this Agreement and the services rendered hereunder, and each party will abide by all of the provisions set forth therein. Upon termination of this Agreement, each party will continue to hold any Confidential Information (as that term is defined in the Confidentiality Agreement) in strict confidence for five years from the date of termination, except with regard to: (a) trade secrets of either party which will be held in confidence for as long as such information remains a trade secret; and (b) Customer and Employee Information (as that term is defined in the Confidentiality Agreement) which will be held in strict confidence in perpetuity and which will be used by the parties only as provided in the Confidentiality Agreement and for no other purpose. In the event any of the provisions of the Confidentiality Agreement conflict with any of the provisions of this Agreement, the latter will control.

15.                              PUBLICITY. During and after the term of this Agreement, neither party will make any media release or other public announcement relating to this Agreement without the other party’s prior written consent. Sub-Adviser will acquire no right to use, and will not use, without Schwab Parties’ prior written consent, with respect to each use, the terms or existence of this Agreement, the names, trade names, trademarks, service marks, artwork, designs, or copyrighted materials of Schwab Parties or their affiliates in any sales or advertising materials, press releases, client lists, presentations, promotions or other publicity related materials or media. Schwab Parties may use the names, trade names, trademarks, service marks, artwork, designs, or other copyrighted materials of Sub-Adviser in connection with the offering, sale and marketing of Fund shares, subject to the prior written approval of Sub-Adviser, which will not be unreasonably withheld.

16.               DURATION AND TERMINATION.

(a)       This Agreement will become effective for each Fund upon its approval by the Trustees and by a vote of the majority of the outstanding voting securities of each Fund; provided, however, if governed by exemptive relief from the SEC permitting CSIM to engage a Sub-Adviser without first obtaining approval of the Agreement from a majority of the outstanding voting securities of the Fund involved, the Agreement will become effective upon its approval by the Trustees, without approval by the shareholders. This Agreement will remain in effect until two years from date of each effectiveness, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees, or by the vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of a Fund fail to approve the Agreement as provided herein, Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” will be construed in a manner consistent with the 1940 Act.

(b)       This Agreement may be terminated at any time, without cause and without payment of any penalty by Fund Parties, by: (i) vote of a majority of the Trustees; (ii) vote of a majority of the outstanding voting securities of a Fund on not more than 60 days’ written notice to the Sub-Adviser; or (iii) CSIM upon 90 days’ written notice to Sub-Adviser. In addition, this Agreement may be terminated, with cause, by CSIM at any time, without payment of any penalty by Fund Parties, upon written notice to Sub-Adviser. As used in this Section 16(b), “with cause” means: (i) any material breach of the Agreement by Sub-Adviser; (ii) any federal or state regulatory violation by Sub-Adviser; and (iii) any material financial or other impairment that in the reasonable judgment of CSIM impairs Sub-Adviser’s ability to perform the Services.

(c)       This Agreement may not be terminated by the Sub-Adviser prior to October 1, 2025, except upon a material breach by CSIM of Section 6. Thereafter, this Agreement may be terminated by the Sub-Adviser at any time, without cause and without payment of any penalty, upon 90 days’ written notice to CSIM.

(d)        This Agreement will automatically and immediately terminate in the event of its assignment or in the event of the termination of the Management Agreement. Sub-Adviser shall perform the obligations described in this Agreement itself and through its wholly-owned subsidiaries or affiliates, provided such subsidiaries or affiliates are disclosed in writing to CSIM or as set forth on Schedule E attached hereto. All references to Sub-Adviser in this Agreement shall be deemed to include all such subsidiaries and affiliates. Sub-Adviser may not delegate this Agreement nor any of its rights, duties or obligations under this Agreement without CSIM’s prior express written consent. Any purported delegation not consented to by CSIM shall be void at CSIM’s option and shall constitute a material breach of this Agreement. Sub-Adviser acknowledges that CSIM has entered this Agreement in reliance on Sub-Adviser’s ability and agreement to personally perform its obligations hereunder. Notwithstanding any CSIM consent to any delegation, Sub-Adviser shall remain responsible for any and all performance required under this Agreement, including, but not limited to, the obligation to properly supervise, coordinate, and perform, all work required hereunder.

(e)        Any termination of this Agreement in accordance with the terms hereof will not affect the obligations or liabilities accrued prior to termination. As used in this Section 16, the terms “assignment”, “interested persons,” and a “vote of a majority of the outstanding voting securities” will have the respective meanings set forth in the 1940 Act; subject to such exceptions and other relief as may be granted by the SEC.

17.                     NOTICE. All notices required or permitted hereunder will be deemed sufficient upon receipt if sent by: (a) hand; (b) registered or certified mail, postage prepaid; (c) overnight courier; or (d) facsimile or other electronic transmission to the last address furnished by the other party to the party giving notice. At the outset, such notices will be delivered to the following addresses:

CSIM:	Charles Schwab Investment Management, Inc.
211 Main Street
San Francisco, CA 94105
Attention: Chief Executive Officer
Telephone: (415) 667-7718

Sub-Adviser:	Columbia Management Investment Advisers, LLC
Attention: Vice President – Intermediary Distribution
290 Congress Street
Boston, MA 02210
Telephone: 1-617-912-2287

18.                              NONCOMPETE PROVISIONS. Except as set forth in Schedule D, Sub-Adviser is not and will not become a party to any noncompete agreement or other agreement or arrangement that would restrict, limit or otherwise interfere with the ability of Schwab Parties and their affiliates to employ or engage any person or entity, now or in the future, to provide investment advisory or other services.

19.                               SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

20.                     GOVERNING LAW. This Agreement will be construed in accordance with the laws of the State of California and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of California, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter will control. Any legal action or proceeding arising out of this Agreement will be brought only in the courts of the State of California located in the City and County of San Francisco or in the United States District Court for the Northern District of California. Each party will submit to the jurisdiction of such courts and venue in such courts and will waive any claims that such courts lack jurisdiction or are inconvenient forums.

21.                               MISCELLANEOUS.

(a)        This Agreement constitutes the entire agreement and understanding between the parties relating to the Services. Any prior agreements, promises or representations not expressly set forth in this Agreement are of no force and effect. No waiver or modification of this Agreement will be effective unless reduced to writing and signed by the party to be charged. No failure to exercise and no delay in exercising on the part of any party hereto of any right, remedy, power or privilege hereunder will operate as a waiver thereof.

(b)        This Agreement is entered into on behalf of each Fund severally, and not jointly, with the express intention that the provisions contained herein will apply separately with respect to each Fund, as if contained in separate agreements.

(c)        Except as set forth in Section 16, this Agreement binds and inures to the benefit of parties, their successors and assigns. This Agreement may be executed in more than one counterpart each of which will be deemed an original and both of which, taken together, will be deemed to constitute one and the same instrument.

(d)        Company refers to Schwab Capital Trust and its Trustees, as Trustees but not individually or personally, acting under a Declaration of Trust amended and restated November 29, 2005. A copy of the Certificate of Trust of Company is on file with the Secretary of State of the State of Massachusetts. Notice is hereby given that the obligations of Company entered into in the name of or on behalf of Company by any of its Trustees, representatives or agents are made not individually, but in such Company capacities. Such obligations are not binding upon any of the Trustees, shareholders or representatives of Company personally, but bind only the assets of Company belonging to such Fund for the enforcement of any claims against Company.

(e)         As used in this Agreement, any references to any laws (including, without limitation, the 1940 Act, Advisers Act, Code and CEA) incorporate the effects of: (i) any amendments to such laws; (ii) any rules or regulations promulgated under such laws; and (iii) any interpretations of such laws, rules or regulations by the applicable regulatory authorities.

(f)          Each party agrees to perform such further acts and execute and/or deliver such further documents as are necessary to effectuate the purposes of this Agreement.

(g)        Sections 12, 13, 14, 16(e), 19, 20, and 21 shall survive the termination of this Agreement for any cause whatsoever.

(h)        No party to this Agreement will be responsible for nonperformance resulting from acts beyond the reasonable control of such party, provided that such party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch as soon as such causes are removed.

(i)         The headings contained in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(j)          CSIM agrees that should a Fund be established either fully or partially through an in-kind transfer of securities from an existing account, Sub-Adviser has full discretion to liquidate or refuse to accept certain of such securities for any reason.

(k)        Each of the Fund and the Company is intended to be a third-party beneficiary of this Agreement. For the avoidance of doubt, and without in any way implying that there are any other third-party beneficiaries to the Agreement or any other agreement with respect to the Company or any of its series, no person other than CSIM and the Sub-Adviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement (with the exception of the Fund), and there are no other third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any other person (including without limitation any shareholder of any Fund) any direct, indirect, derivative, or other rights against CSIM or Sub-Adviser, or (ii) create or give rise to any duty or obligation on the part of CSIM or Sub-Adviser (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

[INTENTIONALLY LEFT BLANK]

NOW THEREFORE, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Charles Schwab Investment Management, Inc.

By:	/s/ Omar Aguilar
Name: Omar Aguilar
Title: Chief Executive Officer

Columbia Management Investment Advisers, LLC

By:	/s/ Dana Keene

Name:	Dana Keene

Title:	Vice President

SCHEDULE A

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

FUND(S)

1.       Schwab International Opportunities Fund

Effective Date of this Schedule A: September 26, 2023

SCHEDULE B

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

FEES

COMPANY PERCENTAGE

Effective Date of this Schedule B: September 26, 2023

SCHEDULE C

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEEMENT

A true and correct copy of the MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT is attached hereto.

Effective Date of this Schedule C: September 26, 2023

Mutual Confidentiality and Non-Disclosure Agreement

This Agreement is made effective as of this 3rd day of August, 2023 (the “Effective Date”) by and between Columbia Management Investment Advisers, LLC, a Minnesota limited liability company (“Company”), and Charles Schwab Investment Management, Inc., its parent and their respective affiliates, joint venturers, and subsidiaries, a Delaware corporation (“Schwab”).

RECITALS

WHEREAS, Company and Schwab are considering entering into a business arrangement (“Business Arrangement”), with respect to certain series of Schwab Capital Trust (each a “Fund”); and

WHEREAS, Company and Schwab each desires to review and discuss certain proprietary and confidential information of the other party in connection with their analysis of the proposed Business Arrangement (the “Analysis”); and

WHEREAS, Company and Schwab each desires that all of its confidential and proprietary information revealed to the other party be subject to the confidentiality and non-disclosure restrictions imposed by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants set forth herein, the parties, intending to be legally bound, agree as follows:

1. Definition of Confidential Information. The term “Confidential Information” means any information that either party discloses, whether in writing, electronically or orally, to the other party, whether in tangible or intangible form related to or arising from the Business Arrangement or the Analysis. By way of example and not limitation, Confidential Information includes: (i) any information concerning a party’s, its agents’ or licensors’ technology, such as systems, source code, databases, hardware, software, programs, applications, engine protocols, routines, models, displays and manuals, including, without limitation, the selection, coordination, and arrangement of the contents thereof; and (ii) any information concerning a party’s, its agents’ or licensors’ financial or business plans or operations, such as research activities and plans, marketing or sales plans, pricing or pricing strategies, operational techniques, internal controls, compliance policies, methods of operation, security procedures, strategic plans, Customer and Employee Information (as defined below), and unpublished financial information, including information concerning revenues, profits and profit margins. In addition, Company will not use any Confidential Information concerning each Fund’s portfolio holdings, including, without limitation, the names of the portfolio holdings and the values thereof or other Schwab Confidential Information, for purposes of making any decision about whether to purchase or redeem shares of each Fund or to execute any other securities transaction. The parties agree that each will have no obligation to specifically identify by any notice or other action any information to which the protection of this Agreement extends.

2. Restrictions on Use. The party providing Confidential Information in each case shall be called the “Disclosing Party” and the party receiving the Confidential Information shall be called the “Receiving Party”. The Receiving Party shall not use, without the prior written consent of the Disclosing Party, any portion of the Disclosing Party’s Confidential Information for any purpose other than the Analysis. Each party agrees that:

(a)	it will hold the Confidential Information of the other party in the strictest confidence;

(b)	it will exercise no less care with respect to the other party’s Confidential Information than the level of care exercised with respect to its own Confidential Information;

(c)	it will not, without the other party’s prior written consent, copy or disclose to any third party any portion thereof;

Confidentiality Agreement	1

(d)	it will notify immediately the other party of any unauthorized disclosure or use, and will cooperate with the other to protect all proprietary rights in and ownership of its Confidential Information; and

(e)	it will restrict dissemination of the Confidential Information of the other party to only those persons within or related to its organization who are directly involved in the Analysis, and who are bound by terms substantially similar to the terms set forth herein.

3.    Exceptions. The foregoing shall not prohibit or limit the Receiving Party’s use, disclosure, reproduction or dissemination of the Disclosing Party’s Confidential Information which:

(a)	is or becomes public domain information or material through no fault or breach on the part of the Receiving Party;

(b)	as demonstrated by the written records of the Receiving Party, was already lawfully known (without restriction on disclosure) to the Receiving Party prior to the information being disclosed to the Receiving Party by the Disclosing Party or any representative of the Disclosing Party;

(c)	has been or is hereafter rightfully furnished to the Receiving Party without restriction on disclosure by a third person lawfully in possession thereof;

(d)	has been independently developed, by or for the Receiving Party, without reference to the Confidential Information of the Disclosing Party; or

(e)	is required to be disclosed, but only to the extent required, by court order, or pursuant to applicable law, regulation or self-regulatory organization rules, provided that the Receiving Party, if legally permissible, notifies the Disclosing Party so that the Disclosing Party may have a reasonable opportunity to obtain a protective order or other form of protection against disclosure. Notwithstanding any such compelled disclosure by the Receiving Party, such compelled disclosure will not otherwise affect the Receiving Party’s obligations hereunder with respect to Confidential Information, including Customer and Employee Information, so disclosed.

It shall be presumed that any Confidential Information in the possession of the Receiving Party that has been disclosed to it by the Disclosing Party or any representative of the Disclosing Party is not within any of the exceptions above, and the burden is on the Receiving Party to prove otherwise by records and documentation.

5.       No License. Except as provided in Section 4, this Agreement shall not be construed as granting or conferring any rights to either party by license or otherwise, expressly or implicitly, to Confidential Information, Customer and Employee Information, or any invention, discovery or improvement made, conceived or acquired prior to or after the Effective Date.

6.       Termination. Each party agrees that, upon termination of the Analysis, or at any time upon the request of the other party to this Agreement, it will promptly:

(a)	return or destroy, at the option of the requesting party, all originals and copies of all documents and materials it has received from the requesting party containing Confidential Information;

(b)	deliver or destroy, at the option of the requesting party, all originals and copies of all summaries, records, descriptions, modifications, negatives, drawings, adoptions and other documents or materials, whether in writing or in machine-readable form, prepared by it or prepared under its direction or at its request from the documents and materials referred to in subparagraph (a); and

(c)	provide a notarized written statement to the requesting party certifying that all documents and materials referred to in subparagraphs (a) and (b) have been delivered to the requesting party or destroyed, as requested by the requesting party; provided, however, that the Receiving Party may retain copies of such

Confidentiality Agreement	2

Confidential Information if required by law or regulation. Any portion of the Confidential Information that is not returned or destroyed shall be kept confidential in accordance with the terms hereof.

7.       Equitable Relief. Each party agrees and acknowledges that any breach of this Agreement would cause the other party irreparable harm for which monetary damages would be inadequate. Accordingly, either party will be entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach of this Agreement by the other party without proof of actual injury, as well as monetary damages.

8.       No Commitment. Nothing contained in this Agreement shall constitute a commitment by either party to the development or release of any future products and or programs, and, provided the provisions of this Agreement are strictly observed, nothing in this Agreement shall restrict a party in its efforts to improve its existing products and systems and/or to conceive and develop new products and systems. Additionally, this Agreement does not constitute or imply commitment by either party to favor or recommend any product or service of the other party.

9.       Term and Termination. This Agreement will continue in effect until either party provides written notice of termination to the other party. In the event of termination of this Agreement, the parties shall continue to hold the Confidential Information in strict confidence as set forth herein for five (5) years from the date of termination, except with regard to (i) any Customer and Employee Information (defined below) which shall be held in strict confidence in perpetuity or (ii) trade secrets of either party, which shall be held in confidence for as long as such information remains a trade secret. The term “trade secrets” means Confidential Information which is notified in writing as such and which is not commonly known by or available to the public, and which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

10.    Definition of Customer and Employee Information. As between Schwab and Company, Customer and Employee Information (as defined below) is and will remain the sole and exclusive property of the respective party and, as applicable, its third party institutional investment advisors (“Investment Advisors”) and third party plan administrators (“Plan Administrators”). “Customer and Employee Information” means all disclosed data information however collected or received, including without limitation, through “cookies,” Web bugs or non-electronic means pertaining to or identifiable to Schwab’s or Company’s customer(s) or prospective customer(s), Investment Advisors, and Plan Administrators or to any employees of Schwab or Company or their respective affiliates (collectively, “Customers and Employees”), including without limitation, (i) name, address, email address, passwords, personal financial information, personal preferences; demographic data; marketing data; data about securities transactions; credit data, or any other identification data; (ii) any information that reflects use of or interactions with a Service (as defined below), including its Web sites, including but not limited to, information concerning computer search paths, any profiles created or general usage data; (iii) any data otherwise submitted in the process of registering for a Service, including its Web sites and any data submitted during the course of using a Service, including its Web sites; or (iv) any data or information relating to an employee’s compensation, benefits, employment history, performance, and other personally identifiable employee information. “Service” means any service, including without limitation, any brokerage, banking, and other financial services, that Schwab or Company makes available to its customers, prospects and/or users through Web sites, desktops, email, wireless devices, or from any other communications channel or other medium developed, owned, licensed, operated, hosted, or otherwise controlled by or on behalf of Schwab or Company, their respective parent or their respective affiliates, subsidiaries or joint ventures. This Agreement shall not be construed as granting any ownership rights in Company or Schwab to the Customer and Employee Information of the other.

11.    No Disclosure of Customer and Employee Information. Without limiting any other warranty or obligation under this Agreement, during the term of this Agreement and thereafter in perpetuity, Company and Schwab will not gather, store, or use any Customer and Employee Information of the other in any manner, and will not disclose, distribute, sell, share, rent or otherwise transfer any Customer and Employee Information of the other to any third party, except as expressly provided in this Agreement or as Company or Schwab may be expressly directed in advance in writing by the other. Each of Company and Schwab represents, covenants, and warrants that it will use Customer and Employee Information of the other only in compliance with: (i) this Agreement; (ii) Schwab’s or Company’s privacy policies, as applicable; and (iii) all applicable laws, policies and regulations (including but not limited to applicable laws, policies and regulations related to spamming, privacy, and consumer

Confidentiality Agreement	3

protection). Company hereby agrees to indemnify and hold harmless Schwab and its directors, officers, agents, employees, members, subsidiaries and successors in interest from and against any and all damages, losses, liabilities, settlements and expenses (including without limitation costs and attorneys’ fees) in connection with any claim or action, having been finally determined by a court of competent jurisdiction, that arises from an alleged violation of this Agreement. Company and Schwab will not retain any Customer and Employee Information of the other for any period longer than necessary for such retaining party to fulfill its obligations under this Agreement. As soon as Company or Schwab no longer needs to retain such Customer and Employee Information of the other in order to perform its duties under this Agreement, it will promptly return or (if so instructed by Schwab or Company, as applicable, in writing) destroy all originals and copies of such Customer and Employee Information.

12.    No Publicity. Neither party will announce or disclose the existence of this Agreement, or its contents, any discussions relating thereto, or the discussions of the business relationship being considered, to any third party without the prior written consent of the other party or except as may be required by law, in which case the party required to make such a disclosure will give the other party the maximum feasible prior notice of such disclosure, to the extent legally permissible.

13.    No Warranty. NO WARRANTIES ARE MADE BY EITHER PARTY UNDER THIS AGREEMENT. ANY INFORMATION DISCLOSED UNDER THIS AGREEMENT IS PROVIDED “AS IS,” AND WITHOUT ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE.

14.    Securities Law Compliance. Each Party acknowledges that the other party or such party’s affiliates is a public company and that those with access to information provided under this Agreement may be deemed “insiders” under United States federal and state securities laws.

15.    Miscellaneous. This Agreement shall be governed by the laws of the State of California applicable to agreements between residents of California made and to be performed entirely within the State of California. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and assigns. Any modifications to this Agreement must be in writing and signed by both parties. This Agreement constitutes the agreement between the parties as to the subject matter hereof. If any of the provisions of this Agreement are held invalid, illegal or unenforceable, the remaining provisions shall be unimpaired. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

Confidentiality Agreement	4

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Agreement.

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.:		COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC:

By:	/s/ Omar Aguilar	By:	/s/ Francine Asselta

Name: Omar Aguilar		Name:	Francine Asselta

Title: Chief Executive Officer		Title:	Co-Head, North America Institutional & Head of Relationship Management

Phone: 415-667-7718		Phone:	212-716-3034

Address: 211 Main St., San Francisco, CA 94563		Address:	485 Lexington Ave, New York NY 10017

Confidentiality Agreement	5

SCHEDULE D

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

NONCOMPETE PROVISIONS:

None.

Effective Date of this Schedule D: September 26, 2023

SCHEDULE E

TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

AND

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

ENTITIES AND LOCATIONS:

Effective Date of this Schedule E: September 26, 2023